Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.333-13962, 333-127943, 333-140955, 333-183891, 333-183892, 333-183893, 333-188826, 333-188827, 333-208647 and 333-271449) of Canadian Pacific Kansas City Limited of our reports dated February 27, 2024, with respect to the consolidated financial statements of Canadian Pacific Kansas City Limited and the effectiveness of internal control over financial reporting of Canadian Pacific Kansas City Limited included in this Annual Report (Form 10-K) of Canadian Pacific Kansas City Limited for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Chartered Professional Accountants
Calgary, Canada
February 27, 2024